Exhibit 3.1 Certificate of Incorporation
STATE of DELAWARE
CERTIFICATE of INCORPORATION

OF

Blue Ribbon Pyrocool, Inc.
(A DELAWARE STOCK CORPORATION)

•      FIRST: The name of this Corporation is

Blue Ribbon Pyrocool, Inc.

•      SECOND: Its registered office in the State of Delaware is to be located at 508 Main Street, in the City of Wilmington, County of New Castle Zip Code 19804. The registered agent in charge thereof is Incorp Services, Inc.

•      THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•      FOURTH: The amount of the total stock of this corporation is authorized to issue is One Hundred Million (100,000,000) shares (number of authorized shares) with a par value of $0.001 per share and Fifty Million (50,000,000) shares of “blank check” preferred stock with a par value of $0.001 per share, which gives the board of directors the authorization to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and special rights and qualification of any such series.

•      FIFTH: The business and affairs of the corporation shall be managed by the board of directors and the directors need not be elected by ballot unless required by the by-laws of the corporation,

•      SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to adopt, amend or repeal the by-laws.

•      SEVENTH: The corporation reserves the right to amend and repeal any provision contained La this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

•      EIGHTH: The incorporator is Nathan Lapkin, on behalf of Blue Ribbon International, Inc., the parent company of the Corporation, whose mailing address is 96 Countryside Drive, Basking Ridge, NJ 07920.

•      NINTH: A Director .of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the filing of this Certificate of Incorporation to the effect that the personal liability of the directors is further eliminated or limited, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted then by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

• I, The Undersigned, being the incorporate for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this certificate of incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand and seal this 16th day of November 2005.

BY: /s/Nathan Lapkin__________________
(Incorporator)

NAME: ___Nathan Lapkin______________
(Director, Blue Ribbon International, Inc.)